Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (filed on or about November 7, 2022) of our report dated September 15, 2022, with respect to the consolidated financial statements of Rezolute, Inc. and subsidiaries as of and for the fiscal years ended June 30, 2022 and 2021, included in the Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

November 7, 2022

Cleveland, Ohio